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                                                                  Exhibit 10.1
                                                                  EXECUTION COPY

                            MASTER LICENSE AGREEMENT

This License Agreement ("Agreement") is entered into on February 24, 2003 ("Effective Date") by and between dELiA*s Brand LLC, a Delaware limited liability company, located at 435 Hudson Street, New York, New York 10014 ("Licensor"), and JLP Daisy LLC, a Delaware limited liability company, located at 1800 Moler Road, Columbus, Ohio 43207 ("Licensee") (each a "Party" and collectively the "Parties").

                                    RECITALS

      A. Licensor is the owner of the marks listed on SCHEDULE A which, through extensive use, promotion, and investment have become leading symbols of high quality and fashion when used in connection with, but not limited to, teen apparel and accessories;

      B. Licensor desires to expand use of its marks while at the same time maintaining, reinforcing, strengthening and expanding the value and reputation of such marks and of Licensor's operations;

      C. Licensor desires to undertake such expansion, among other ways, through a licensing arrangement under which Licensor is entitled to participate in and oversee the design, manufacture, distribution, sale and promotion of all goods covered by the License pursuant to the terms and conditions set forth in this Agreement;

      D. It is of paramount importance to Licensor that each good manufactured and sold under its licensing arrangement is of quality at least as high as those goods currently manufactured and sold by Licensor or its Affiliates and conforms to such standards and specifications to be set and/or adjusted by Licensor consistent with the quality and standards of the merchandise currently offered by Licensor or its Affiliates (it being understood that while Licensor may permit goods of higher quality to be produced hereafter by Licensor's Affiliates, Licensor will not require such higher standard to be imposed on Licensee);

      E. It is of paramount importance to Licensee that goods manufactured and sold by Licensor or its Affiliates continue to remain of a quality at least as high as goods currently manufactured and sold by Licensor or its Affiliates (it being again understood that while Licensor may permit goods of higher quality to be produced hereafter by Licensor's Affiliates, Licensor will not require such higher standard to be imposed on Licensee);

      F. Licensee has represented that, through its principals, it has had many years of experience with respect to the type of licensing arrangement contemplated hereby for the type and quality of the goods to be covered hereby; and

      G. Licensee has represented that it is ready, willing and able to serve as a licensee of Licensor on the terms and conditions set forth herein and Licensee desires to obtain an exclusive license to use the Licensed Marks solely with respect to the Licensed Products in the Licensed Territory (as those terms are defined below) pursuant to the provisions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual provisions contained herein, the sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

1.1 ADJUSTED SUBLICENSE INCOME. The term "Adjusted Sublicense Income" means Sublicense Income less the Brand Management Fee and, from and after Recoupment, less Licensee's actual out-of-pocket legal expenses incurred in connection with entering into sublicense agreements with Permitted Sublicensees as contemplated hereby after Recoupment.

1.2   ADVANCE.  The term "Advance" means the sum of $16,500,000.

1.3 AFFILIATE. An "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such first Person.

1.4 AFFILIATE PROGRAMS. The term "Affiliate Programs" means the programs, as may be modified from time to time, under which third parties place a link on their respective Internet websites or home pages, which links contain images of Licensed Marks and/or Licensed Products, directing visitors of such Internet websites or home pages to an Internet website of a dELiA*s Licensee.

1.5   APPROVED CUSTOMERS.  The term "Approved Customers" is defined in
Section 6.1.

1.6 BRAND MANAGEMENT AGREEMENT. The term "Brand Management Agreement" means the brand management agreement to be executed on the date hereof by Licensee and the Brand Manager in the form attached hereto as EXHIBIT A, which agreement expressly acknowledges that Licensor is an intended third-party beneficiary thereof, together with all amendments, modifications, extensions and replacements thereof.

1.7 BRAND MANAGEMENT FEE. The term "Brand Management Fee" means the fee to be paid to the Brand Manager under the Brand Management Agreement.

1.8   BRAND MANAGER.  The term "Brand Manager" means Group 3 Design Corp.

1.9 BUSINESS DAY. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or required by law to remain closed.

1.10 CONFIDENTIAL INFORMATION. The term "Confidential Information" is defined in Section 5.4.

1.11  CUSTOMER AGREEMENTS.  The term "Customer Agreement" is defined in
Section 2.2(g).

1.12 DELIA*S ARTWORK. The term "dELiA*s Artwork" means any copyrightable artwork developed by Licensor and used by Licensor and/or dELiA*s Corp. or its Affiliates on or in connection with the advertising and sale of Licensed Products.

1.13 DELIA*S BUSINESS. The term "dELiA*s Business" means the business as heretofore conducted by dELiA*s Corp. and its subsidiaries, including the operation of specialty retail stores, commercial Internet websites, Affiliate Programs and catalogs marketing principally apparel, accessories and home furnishings to teenage girls and young women.

1.14 DELIA*S LICENSE. The term "dELiA*s License" has the meaning set forth in Section 2.4(a).

1.15 IDENTIFIED COMPETITORS. The "Identified Competitors" are set forth on SCHEDULE F, as it may be amended from time to time with the consent of the Licensee (it being understood that such Schedule is intended to include the principal competitors of dELiA*s Corp.).

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1.16  LICENSE.  The term "License" is defined in Section 2.1.

1.17  LICENSE PAYMENTS.  The term "License Payments" is defined in Section
3.2(a).

1.18 LICENSED MARKS. The term "Licensed Marks" means all the trademarks listed on SCHEDULE A and any trademark registered pursuant to Section 2.5 and the common law rights associated with such trademarks for the Licensed Products in the Licensed Territory, and any logos or designs approved by Licensor pursuant to Section 2.2(c) below.

1.19 LICENSED PRODUCTS. The term "Licensed Products" means the goods listed on SCHEDULE G. Any dispute as to whether a particular product (other than the goods listed on SCHEDULE G) constitutes a Licensed Product may be submitted to determination pursuant to Section 10.19.

1.20 LICENSED TERRITORY. The term "Licensed Territory" means all countries and territories worldwide.

1.21 LICENSEE'S SHARE. The term "Licensee's Share" means Licensee's proportionate percentage share according to Section 3.3 of the aggregate amount of all Earned Royalties (as such term is defined in the applicable sublicenses and Customer Agreements) for that period under all sublicenses and Customer Agreements actually entered into and in effect with respect to such period, less amounts paid to the Brand Manager under the Brand Management Agreement. This amount is intended for purposes of calculating the termination fee under Section
7.4 hereof, and is not intended to limit Licensee's right to retain any allocable share of Royalties as provided in Section 3.3 hereof.

1.22 MARKETING FUNDS. The term "Marketing Funds" means all amounts relating to the marketing, promotion and/or advertisement of the Licensed Products required to be paid to Licensee from any Permitted Sublicensee, including any fees paid by Permitted Sublicensees for coop advertising.

1.23  NEW TERRITORY.  The term "New Territory" is defined in Section 2.5(b).

1.24 PERMITTED CHANNELS OF TRADE. The term "Permitted Channels of Trade" means all channels of trade for the wholesale and retail sale of the Licensed Products, except as expressly limited hereby.

1.25  PERMITTED SUBLICENSEE.  The term "Permitted Sublicensee" is defined in
Section 2.2(e).

1.26 PERSON. The term "Person" means an individual, a corporation, a partnership, an association, a joint venture, a limited liability company, a trust or other entity or organization.

1.27 POST-TERMINATION PERIOD. The term "Post-Termination Period" is defined in Section 7.4(a).

1.28  PREFERRED RETURN.  The term "Preferred Return" is defined in Section
3.2(c).

1.29 RECOUPMENT. The term "Recoupment" means such time as the entire amount of the Advance and the entire amount of the Preferred Return have been retained by Licensee in accordance with this Agreement.

1.30 RELATED PARTY. The term "Related Party" means, with respect to any Person (the "Main Party"), any other Person in which the Main Party or any of its Affiliates has any direct or indirect interest, as partner, principal, stockholder, director, member, manager, employee, agent, trustee, lender, licensor, licensee, landlord, tenant, contractor or otherwise.

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1.31  ROYALTIES/ ROYALTY. The term "Royalties" or "Royalty" means those royalty payments due to Licensor or Licensee in respect of Adjusted Sublicense Income pursuant to Section 3.3 below; provided, however, that the calculation of Royalties due hereunder will not take into account any costs or expenses incurred by Licensee in connection with the performance of its obligations hereunder.

1.32  ROYALTY STATEMENT.  The term "Royalty Statement" is defined in Section
3.4(a).

1.33 SUBLICENSE INCOME. The term "Sublicense Income" means any advances, guarantee payments, income, monies, property and any other consideration that are required to be paid to Licensee from any Permitted Sublicensee for the sublicense of the Licensed Marks for the Licensed Products; provided, however, that Sublicense Income expressly excludes Marketing Funds.

1.34 TERM. The "Term" of this Agreement will be a period commencing on the Effective Date and ending on January 31, 2013; provided that, if Licensee has satisfied the applicable requirements set forth on SCHEDULE C (the "Extension Standards") at the end of the Term, the Term automatically will be extended for an additional five-year period. If, at the end of the Term, Licensee has failed to satisfy the Extension Standards, but has recouped the entire Advance and been paid the full Preferred Return (in each case in accordance with this Agreement), the Term of this Agreement will expire. If, at the end of the Term, Licensee has failed to satisfy the Extension Standards, but Licensee has not then recouped the entire Advance and been paid the full Preferred Return (in each case in accordance with this Agreement), then, at Licensor's option, (i) the Term will be extended only until Recoupment or (ii) the Term will immediately expire and Licensee will be entitled to be paid the balance of any unrecouped Advance and a Preferred Return calculated at 6%, rather than 18%, per annum (if not already received). To the extent that Licensee has already received a Preferred Return in excess of 6%, Licensee will not be required to return any portion of the Preferred Return. Notwithstanding the foregoing, the Term may be terminated earlier as provided in this Agreement. Except as provided in this Section, this Agreement and the License herein can only be extended or renewed by a separate written agreement executed by Licensor and Licensee.

1.35  WORKS.  The term "Works" is defined in Section 5.2(b).

                                    ARTICLE 2
                                GRANT OF LICENSE

2.1   LICENSE.

      (a) Subject to the terms and conditions (including, without limitation, Section 2.4) of, and Licensee's proper performance of its obligations under, this Agreement, Licensor grants to Licensee a non-transferable (except as provided in Section 10.3), exclusive license (with the license granted in
Section 2.1(b), the "License") to use the Licensed Marks during the Term (i) to advertise, promote and market the Licensed Products in any medium in the Licensed Territory, and (ii) to sublicense to Permitted Sublicensees, only as specifically permitted under Section 2.2(b) below, the right to use the Licensed Marks during the Term in connection with the manufacture, sale and distribution of the Licensed Products within the Permitted Channels of Trade in the Licensed Territory, and advertising, marketing and promotion incidental thereto.

      (b) Subject to the terms and conditions (including, without limitation, Section 2.4) of, and Licensee's proper performance of its obligations under, this Agreement, Licensor grants to Licensee a non-transferable (except as provided in Section 10.3), exclusive license (which license also is included in the term "License") to (i) advertise, promote and market Licensed Products bearing the dELiA*s Artwork during the Term in any medium in the Licensed Territory; and (ii) to sublicense to Permitted Sublicensees, only as specifically permitted under Section 2.2(b) below, the right to manufacture, sell and distribute Licensed Products bearing the dELiA*s Artwork during the Term within the Permitted Channels

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of Trade in the Licensed Territory, and to reproduce and distribute advertising, marketing and promotional materials that include the dELiA*s Artwork incidental to the manufacture, sale and distribution of Licensed Products as permitted hereunder.

2.2.  RESTRICTIONS; SUBLICENSING.

      (a) Licensee agrees that it will use the Licensed Marks only within the scope of the License, and that all other uses are prohibited, including, without limitation, any use of any of the Licensed Marks or any similar name or mark in connection with the manufacture, advertisement, promotion, sublicensing, marketing, sale or distribution of any products or services other than the Licensed Products. Licensee will not use any trade name, corporate or business name identical with or confusingly similar to any of the Licensed Marks and/or Licensor's name.

      (b) A copy of an approved form of sublicense agreement is attached as EXHIBIT B ("Pre-Approved Form"). Licensor and Licensee acknowledge and agree that, by attaching and approving the Pre-Approved Form, the parties intend merely to specify what is permitted in such form and not to alter, amend, modify, waive, expand, limit or terminate any rights or obligations provided for herein, including, without limitation, the right of the Licensee to negotiate actual sublicenses that vary from the Pre-Approved Form to the extent permitted hereby. The Pre-Approved Form will contain terms that are at least as protective of Licensor's quality control rights, property rights and other rights as those contained in Articles 4, 5 and 6 of this Agreement. The Pre-Approved Form must require each Permitted Sublicensee to indemnify, defend (by counsel reasonably approved by Licensor) and hold harmless Licensor and its officers, directors, stockholders, Affiliates, agents, employees and other representatives against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys' fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (i) such Permitted Sublicensee's use of any of the Licensed Marks in a manner not permitted by this Agreement, (ii) alleged defects or other problems with any of the Licensed Products manufactured, marketed, sold or distributed by such Permitted Sublicensee and/or (iii) such Permitted Sublicensee's promotion, marketing, advertising or other use of any of the Licensed Marks or Licensed Products that has not been approved by Licensor in accordance with the terms of this Agreement. The Pre-Approved Form will provide that revenues from closeouts by any Permitted Sublicensee will not exceed, without Licensor's prior written consent, (x) 15% of revenues generated by sales of watches, (y) 25% of revenues generated by sales of sunglasses and (z) 10% of revenues generated by sales of all other goods (by product category), in each case on an annual basis by each of the Permitted Sublicensees according to their respective sublicense agreements. The absence of any provision required under this Section 2.2(b) will be deemed a material breach. The definition of "Earned Royalty" in a sublicense may not vary in any respect from the Pre-Approved Form without the prior written consent of Licensor. Any variation in such definition relating to or providing for the inclusion of advances, guaranteed minimum payments or such amounts not calculated as a percentage of actual Net Sales that is made without the prior written consent of Licensor will constitute a material breach of this Agreement, it being expressly understood that the filling in of blanks shall not constitute such a variation hereunder.

      (c) Licensee will use all commercially reasonable efforts to ensure that each sublicense agreement provides that (i) the price to be paid by dELiA*s Corp. or any of its Affiliates to the sublicensee for any Licensed Product will be no greater than the lowest price paid by any Approved Customer for such Licensed Product (in the same run or program) less any royalty paid under the sublicense in respect thereof and that sublicensee will use commercially reasonable efforts so that dELiA*s Corp. and its Affiliates will otherwise receive "most-favored nations" treatment (in the same run or program) and (ii) if a sublicensee also manufactures products for dELiA*s Corp. or any of its Affiliates, it must use commercially reasonable efforts to give dELiA*s Corp. or such Affiliate priority over Approved Customers with respect to manufacturing and shipping products.

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      (d) Licensee will require each Permitted Sublicensee to direct all advances, guarantee payments, income, monies, property and any other consideration that is required to be paid to Licensee under any sublicense of the Licensed Marks directly to the Licensee, and not to any Affiliate of the Licensee or any other third party. Licensee will not permit any Permitted Sublicensee to take or make any deductions or set-offs of any kind from any payments required to be made under the applicable sublicense unless expressly permitted under the terms of such sublicense.

      (e) A list of sublicensees approved by Licensor is set forth on SCHEDULE D (such sublicensees, together with all other sublicensees approved by Licensor hereunder, are referred to individually as a "Permitted Sublicensee" and collectively as "Permitted Sublicensees"). Licensee will have the right to grant sublicenses or other rights to use the Licensed Marks to any sublicensee listed on SCHEDULE D provided such grant is made pursuant to the Pre-Approved Form in all material respects. With respect to any other party, or with respect to a proposed sublicense agreement that is not in all material respects the same as the Pre-Approved Form, Licensee must obtain Licensor's prior written approval, which will not be unreasonably withheld or delayed. Unless Licensor either approves or rejects a proposed sublicensee within twenty (20) days of its submittal by Licensee, such proposed sublicensee will be deemed approved. Unless Licensor either approves or rejects a proposed sublicense agreement within twenty (20) days of its submittal by Licensee, such proposed sublicense agreement will be deemed approved. Licensor may consider any or all of the following factors in determining whether or not to approve a particular sublicensee not already listed on SCHEDULE D: (i) quality of the goods sold by the sublicensee, (ii) the creditworthiness of the sublicensee, (iii) the sublicensee's capacity to manufacture, sell and distribute the Licensed Products and (iv) the sublicensee's ability to restrict sales of the Licensed Products to Approved Customers. The foregoing is not an exhaustive list of the factors to be considered by Licensor, provided, that Licensor may not unreasonably withhold its approval of a sublicensee if such sublicensee meets or exceeds all the criteria met or exceeded by the Permitted Sublicensees listed on SCHEDULE D. Licensor may consider any or all of the terms and conditions of the Pre-Approved Form in determining whether or not to approve a particular sublicense agreement. Any rejection of either a proposed sublicensee or sublicense agreement will set forth in reasonable detail the reasons for such rejection. Licensee will identify and solicit potential Permitted Sublicensees in addition to those on SCHEDULE D, negotiate sublicenses, and manage the terms and conditions of the sublicense, including the marketing and advertising of the Permitted Sublicensees.

      (f) Licensee will provide to Licensor copies of all sublicense and other agreements between Licensee and any Permitted Sublicensee relating to Licensed Products and, upon Licensor's specific written request, Licensee will provide in a reasonable period of time not to exceed 30 days copies of all information provided to Licensee by such Permitted Sublicensees relating to any Licensed Product or any such agreement.

      (g) Notwithstanding anything contained to the contrary in this Agreement, Licensee will have the right to enter into agreements directly with Approved Customers ("Customer Agreements"), in a form to be mutually and reasonably agreed by Licensor and Licensee within a reasonable time period after the date hereof and thereupon attached as (the "Pre-Approved Customer Agreement"), giving such Approved Customer the limited right to use the Licensed Marks in connection with the manufacture and sale of specifically designated Licensed Products solely for retail sale in such Approved Customer's stores; provided, that the revenues generated in any product category pursuant to any particular Customer Agreement will not annually exceed 10% of the Approved Customer's revenues generated by its other sales of Licensed Products in that product category. Before entering into any Customer Agreement that is not in all material respects the same as the Pre-Approved Customer Agreement, Licensee must first obtain the express written consent of Licensor as to the form of the Customer Agreement. Unless Licensor either approves or rejects a proposed Customer Agreement within 20 days of its submittal by Licensee, such proposed Customer Agreement will be deemed approved. Licensor may consider any or all of the terms and conditions of the Pre-Approved Customer Agreement in determining whether or not to approve a particular Customer Agreement. Any rejection of a proposed Customer Agreement will set

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forth in reasonable detail the reasons for such rejection. The Customer
Agreement will contain all of the terms required by Section 2.2(b) (except that the Approved Customers, rather than the Permitted Sublicensees, will be bound thereby), and the absence of any provision required under Section 2.2(b) will be deemed a material breach.

      (h) Licensee will not use any other logo, design or other artwork in conjunction with the Licensed Marks on any Licensed Products without Licensor's prior approval. A sample listing of approved logos and designs is set forth on SCHEDULE E.

2.3 EFFORTS. During the Term, Licensee will use best efforts to use the Licensed Marks in a professional manner in order to preserve and enhance Licensor's goodwill associated with the Licensed Marks, and will use commercially reasonable efforts to maximize Sublicense Income.

2.4   RESERVED RIGHTS; NO OTHER RIGHTS.

      (a) Licensee expressly acknowledges that Licensor is entering into a license agreement (the "dELiA*s License") with dELiA*s Corp. and various of its Affiliates (the "dELiA*s Licensees") that permits them to use the Licensed Marks in the conduct of their respective businesses (being their own retail stores, as well as Internet web sites, catalogs, Affiliate Programs and other direct marketing opportunities), and that the activities of Licensor and the dELiA*s Licensees in accordance with the terms and conditions of that license are not in any way violative of the License; PROVIDED, that in no event may Licensor or any dELiA*s Licensee sell any Licensed Product in any wholesale or retail store transaction in the Licensed Territory other than sales in owned stores or close-outs; PROVIDED, that revenues with respect to any third-party closeouts will not exceed, without Licensee's prior written consent, (x) 15% of revenues generated by sales of watches, (y) 25% of revenues generated by sales of sunglasses and (z) 10% of revenues generated by sales of all other goods (by product category), in each case on an annual basis. Licensor is providing to Licensee an executed copy of that license on the date hereof. If any dELiA*s Licensee violates that license agreement, Licensee may notify Licensor in writing, stating in reasonable detail the basis for Licensee's claim. Licensor has 30 days from its receipt of such notice to investigate and respond to Licensee's claims. If Licensee is not satisfied with Licensor's response to its claims, Licensee may notify Licensor in writing that Licensee wishes to enforce the provisions of the license agreement, in which case, if the alleged breaches by the dELiA*s Licensee are not cured to Licensee's reasonable satisfaction within 30 days following delivery of such written notice to Licensor, Licensee may proceed with a claim for damages directly against the dELiA*s Licensee; PROVIDED, that in no event will Licensee's remedy include termination of such license agreement.

      (b) The License is to be strictly construed, and all rights not specifically granted to Licensee in this Agreement are reserved and remain with Licensor.

      (c) By way of example and not limitation, Licensor retains all rights to exploit the Licensed Marks for products and services other than the Licensed Products, such as motion pictures, television, video or cable programs, electronics, games, computer software, cars, books or toys.

      d) Licensee further acknowledges and agrees that Wells Fargo Retail Finance LLC ("WFRF") has, and not withstanding the License granted hereunder, will continue to have a royalty-free, non-exclusive, irrevocable license to use, apply and affix any Licensed Marks, such license being solely with respect to WFRF's exercise of its rights under a Loan and Security Agreement between WFRF and dELiA*s Corp. dated September 24, 2001, including, without limitation, in connection with any completion of manufacture of Inventory (as such term is defined in such Loan and Security Agreement) or sale or other disposition of Inventory in accordance with the terms of the Loan and Security Agreement (the "WFRF License"). Furthermore, the Licensee acknowledges and agrees that other commercial or institutional lenders providing working capital to dELiA*s Corp. may be granted a similar license with

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respect to each such lender's exercise of its rights under a security agreement in connection with the completion of manufacture of, or sale or other disposition of, inventory.

2.5   NEW TRADEMARK REGISTRATIONS.

      (a) If Licensee believes that it would be beneficial for Licensor to obtain a new trademark registration (I.E., a registration for a trademark not listed on SCHEDULE A) covering any Licensed Product in any territory in which Licensor already has obtained trademark registrations for Licensed Marks, Licensee will notify Licensor of Licensee's desire to obtain such new registration and seek Licensor's approval for same. Licensor will then undertake to determine whether the new registration will be sought for such Licensed Product(s), which consent will not be unreasonably withheld or conditioned and will so inform Licensee within 30 days of receipt of Licensee's notification. If Licensor fails to notify Licensee within said 30 days, it will be deemed approved. If consent is denied, Licensor will set forth the reasons for such denial. Notwithstanding the foregoing, Licensee may permit Permitted Sublicensees to manufacture and sell (and Licensee may advertise, market and promote) Licensed Products bearing unregistered trademarks (subject to Section 8.1(a)). Licensor will make such trademark filings in connection with the proposed trademark registration as Licensor, in its sole discretion, deems appropriate. Licensee will fully cooperate with Licensor as Licensor may request in furtherance of any related trademark application, prosecution, or registration. If Licensor notifies Licensee in Licensor's notice of consent to such registration that Licensor declines to file, maintain, or renew such new application or registration (which notice must be given by Licensor to Licensee within 30 days of Licensee's notice), or Licensor's approval is deemed given in accordance with this Section 2.5(a), Licensee will be entitled to file, maintain, and/or renew such applications or registrations, at Licensee's expense, in the name of and on behalf of Licensor provided such filing is: (1) limited to the new trademark registration as approved by Licensor; (2) is made with prior written notice to Licensor in each instance (and in any event within 60 days following Licensor's notice that it declines to proceed as provided above); and (3) Licensor is informed of such applications and any resulting registrations and, upon its request, is provided copies of the documents filed by any person in connection therewith. Other than as expressly provided for in this Section, Licensee agrees that it will not directly or indirectly make application for or aid others to seek trademark registrations in any state, country, or territory of any mark or design that includes any of the Licensed Marks. All registrations, goodwill, and uses by Licensee of or for any Licensed Mark in any connection with any new trademark registration will inure to the exclusive benefit of Licensor.

      (b) Before entering any territory in which Licensor has not yet obtained a trademark registration for the Licensed Marks ("New Territory"), Licensee will notify Licensor of Licensee's intention to enter into the New Territory in sufficient time for Licensor to make any and all necessary or appropriate filings for trademark or other protection in the New Territory. Licensor will make such filings as Licensor, in its sole discretion, deems appropriate. Licensee will fully cooperate with Licensor as Licensor may request in furtherance of Licensor's application, prosecution, or registration of any such filings. If Licensor notifies Licensee that Licensor declines to file, maintain, or renew an application or registration in any New Territory (which notice must be given by Licensor to Licensee within 30 days of Licensee's notice), Licensee will be entitled to file, maintain, and/or renew such applications or registrations, at Licensee's expense, in the name of and on behalf of Licensor provided such filing is (1) limited to the Licensed Products, (2) is made with prior written notice to Licensor in each instance (and in any event within 60 days following Licensor's notice that it declines to proceed as provided above), and (3) Licensor is informed of such applications and any resulting registrations and, upon its request, is provided copies of the documents filed by any person in connection therewith. Notwithstanding the foregoing, in the event such trademark in the New Territory is used in connection with the dELiA*s Business, the cost for such registration will be borne by Licensor or reimbursed to Licensee, as the case may be. Other than as expressly provided for in this Section, Licensee agrees that it will not directly or indirectly make application for or aid others to seek trademark registrations in any state, country, or territory of any mark or design that includes any of the Licensed Marks. All registrations, goodwill, and

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uses by Licensee of or for any of the Licensed Marks in any New Territory will inure to the exclusive benefit of Licensor.

      (c) If Licensor obtains any new trademark registration covering Licensed Products in any Licensed Territory, such new registration will be deemed part of the Licensed Marks for all purposes hereof.

                                    ARTICLE 3
                             FINANCIAL ARRANGEMENTS

3.1 ADVANCE. As a condition precedent to the effectiveness of this Agreement, in consideration for the License, Licensee will pay to Licensor the Advance on the date hereof.


3.2   PAYMENT AND RECOUPMENT OF THE ADVANCE; PREFERRED RETURN.

      (a) Licensee will pay to Licensor the Advance and make all Royalty payments to Licensor (all such payments required to be made to Licensor hereunder are collectively referred to as the "License Payments") via wire transfer to Licensor's designated financial institution or via check, at Licensor's election.

      (b) Provided the Licensed Marks have been validly transferred to Licensor, the Advance will be recoupable by Licensee solely by Licensee's retention of its share of Royalties in accordance with Section 3.3 below and not by any recourse against Licensor, any of its Affiliates or any of their respective properties or assets.

      (c) During the period that any portion of the Advance remains unrecouped, there will accrue on the portion of the Advance that remains unrecouped an amount at the rate of 18% per annum, which will be calculated on a quarterly basis (such amount as so accrued, the "Preferred Return").

      (d) Licensee will clearly demonstrate in its quarterly Royalty Statements due to Licensor under Section 3.4 below its calculation of the recoupment of the Advance and the payment of the Preferred Return. Licensee understands and agrees that there are no guarantees or promises from Licensor or anyone else that the Advance paid will be able to be fully recouped or that Licensee will receive any Preferred Return.

3.3 ROYALTY. Royalties will be paid to Licensor and retained by Licensee, as the case may be, in the following manner:

      (a) First, 100% of all Adjusted Sublicense Income will be retained by Licensee, until such time as Licensee has recouped the entire amount of the Advance;

      (b) Then, 100% of all Adjusted Sublicense Income will be retained by Licensee, until such time as Licensee has received one-third of the Preferred Return;

      (c) Then, all Adjusted Sublicense Income will be retained 80% by Licensee and paid 20% to Licensor, PARI PASSU, until such time as Licensee has received an additional one-third of the Preferred Return;

      (d) Then, all Adjusted Sublicense Income will be retained 60% by Licensee and paid 40% to Licensor, PARI PASSU, until such time as Licensee has received the final one-third of the Preferred Return; and

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      (e) Thereafter, all Adjusted Sublicense Income will be retained 40% by
Licensee and paid 60% to Licensor, PARI PASSU.

Licensee will pay to Licensor all Royalties due Licensor with respect to Adjusted Sublicense Income for a particular calendar quarter on or before the 45th day after the end of such calendar quarter; provided, however, that Adjusted Sublicense Income received on or in connection with the signing of any sublicense agreement shall immediately upon receipt by Licensee be applied to the recoupment of the Advance and the calculation of the Preferred Return (and, where applicable, be retained by Licensee and paid to Licensor), all in accordance with the provisions of this Section 3.3.

3.4   ROYALTY STATEMENTS.

      (a) Licensee will provide Licensor with a statement, certified by Licensee's chief financial officer (or principal accounting officer), on or before the 45th day following each calendar quarter during the Term and on or before the 45th day following the effective date of any termination or expiration of this Agreement, which sets forth a detailed calculation of (a) all Marketing Funds, Sublicense Income and Adjusted Sublicense Income for the immediately preceding calendar quarter, (b) the recoupment of the Advance and the payment of the Preferred Return and (c) the Royalty due Licensor (the "Royalty Statement"). Licensee will also submit to Licensor with each Royalty Statement a detailed report listing all sales of the Licensed Products during the immediately preceding calendar quarter. Such reports will contain the following information: breakdown of sales by account/customer as well as by the individual stock keeping unit (SKU) shipped, and a statement as to the calculation of the payments made, regardless of whether any payments are due, and any permitted deductions taken by a Permitted Sublicensee.

      (b) Licensor's receipt or acceptance of any Royalty Statement or other information furnished pursuant to this Agreement and/or of any Royalty paid hereunder will not preclude Licensor from questioning the accuracy thereof for 7 years after receipt thereof. In the event that any inconsistency or mistake is discovered in any Royalty Statements, reports or Royalties, it will be immediately rectified and the appropriate corrected statement, report and/or Royalty payment will be made by Licensee to Licensor.

3.5 PAYMENTS; OFFSETS/DEDUCTIONS; INTEREST. All payments to Licensor hereunder will be in United States currency. If Licensee is prohibited or restricted from making payment of any monies at the time when same are due and payable to Licensor hereunder by reason of the laws or currency regulations within the Licensed Territory, Licensee will promptly so advise Licensor in writing with written opinion of counsel satisfactory to Licensor. Licensee will, upon Licensor's request, deposit any such blocked funds to the credit of Licensor in a bank or banks or other depository in the Licensed Territory designated in writing by Licensor, or pay them promptly to such persons or entities as Licensor may designate in writing. Licensee will not be entitled to take or make deductions or set-offs of any kind from any payments required to be made under this Agreement for any reason not expressly permitted by this Agreement. Any Royalties or other sums received by Licensee but not paid to Licensor when due in accordance with this Agreement will bear interest compounded monthly at the rate of 10% per annum from the original due date to the date of payment. Licensee will use best efforts to collect all Sublicense Income in a timely manner. In the event Licensee is unable to collect any such sums ("Unpaid Sublicense Income"), provided it has used best efforts to collect same, Licensee will only be required to pay to Licensor Licensor's portion of the Unpaid Sublicense Income if and when Licensee collects such sums. Any Unpaid Sublicense Income that is thereafter collected will be distributed to Licensee and Licensor as provided above. Notwithstanding the foregoing, in the event there remains any Unpaid Sublicense Income, (i) Licensor may require Licensee to, and Licensee will, avail itself of all remedies it may have under the appropriate sublicense agreement, including, without limitation, termination of such sublicense agreement and (ii) Licensee consents to allow Licensor to pursue any available remedies it may have against such sublicensee.

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3.6   BOOKS AND RECORDS. Licensee agrees that it will keep, and will require its
Permitted Sublicensees to keep as applicable, correct and complete books and records regarding the sales, promotion and distribution of the Licensed
Products, Sublicense Income, Adjusted Sublicense Income and use of the Licensed Marks for a period of seven (7) years after such information is generated. Such books and records will be in sufficient detail to establish complete compliance by Licensee with all the provisions of this Agreement. Licensor and its authorized representatives (provided such representatives are not paid on a percentage of recovery basis) will have the right to inspect, copy and audit at reasonable times (but not more than once during any calendar year), and upon reasonable advance notice to Licensee, both during and after the Term, such books and records and other documents. Licensor agrees that the information contained in Licensee's books and records is Licensee's Confidential Information and will protect it in the same manner that Licensor protects its own Confidential Information. Any inspection or audit will be paid for by Licensor. If the inspection or audit shows that Licensee has underpaid Royalties for any given period, then Licensee will pay to Licensor, within 15 days after receipt of the audit report, the deficiency in the Royalty payment, plus interest thereon at the rate of 10% per annum compounded monthly from the original due date to the date of payment, plus if such underpayment is 4% or more of the total Royalties for such period, the actual cost of such inspection or audit, including without limitation Licensor's reasonable attorneys' fees, reasonable accountant's fees and other reasonable costs. Licensee will ensure that any sublicense agreement contains inspection and audit rights of Licensor that are identical to those provided in this Section 3.6 and Licensee will cause its Permitted Sublicensees to comply with the foregoing.

                                    ARTICLE 4
                                 QUALITY CONTROL

4.1. SPECIFICATIONS. Both parties understand and agree that it is necessary for Licensor to maintain reasonable control over the use of the Licensed Marks by Licensee to avoid abandonment of the Licensed Marks and to maintain and enhance the goodwill associated with the Licensed Marks. The parties agree that the Licensed Products must meet or exceed Licensor's high quality standards, including the product quality standards currently in place for products bearing the Licensed Marks (it being understood that while Licensor may permit goods of higher quality to be produced hereafter by Licensor's Affiliates, Licensor will not require such higher standard to be imposed on Licensee hereunder), and that the style, appearance and quality of the Licensed Products will be consistent with such standards. Licensee will retain Group 3 Design Corp. as its exclusive Brand Manager and licensing agent under the Brand Management Agreement to set direction of overall product design for all Licensed Products in consultation with Licensor, and Licensor will provide at the Brand Manager's reasonable request during normal business hours the internal design patterns, colors and coordination information that Licensor has for each season throughout the Term. The parties agree and acknowledge that the execution of the Brand Management Agreement by Licensee and the Brand Manager is a condition precedent to the effectiveness of this Agreement, and that Licensee may not terminate such Brand Management Agreement or replace Group 3 Design Corp. as its Brand Manager without Licensor's prior written consent, which consent will not be unreasonably withheld or delayed.

4.2.  APPROVAL OF LICENSED PRODUCT SAMPLES.

      (a) Licensee will require the Brand Manager to present for Licensor's approval a "seasonal directional overview" for each season at a mutually agreeable time reasonably in advance of such season. Licensor will provide its approval or reasons for rejection of such seasonal directional overview within 10 days of such presentation by the Brand Manager. Unless Licensor either approves or rejects such seasonal directional overview within such 10-day period, such seasonal directional overview will be deemed approved.

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      (b) Following the seasonal directional overview, Licensee will require the
Brand Manager to present for Licensor's approval the "sublicense product line review" for the season. Licensor will provide its approval or reasons for rejection of such product line review within five Business Days of such presentation by the Brand Manager; provided, that any rejection by the Licensor of the sublicense product line review must not conflict with the bases for approval by Licensor of the seasonal directional overview. Unless Licensor either approves or rejects such product line review within such five Business
Day period, such product line review will be deemed approved.

      (c) In each case after a Licensed Product is manufactured, Licensee will require the Brand Manager or Permitted Sublicensee to submit one production sample for each Licensed Product. Such samples will be deemed accepted unless Licensor provides a written notice to Licensee of a basis for rejection that demonstrates how the production samples materially deviate from the sublicense product line review and/or seasonal directional overview within 5 Business Days after Licensee's receipt of such sample. Licensee will determine in good faith whether such basis for rejection is valid and use all commercially reasonable efforts to cause the Permitted Sublicensee or Brand Manager to correct the problem.

      (d) The parties agree to follow the procedures set forth in Section 10.19(b) if the parties cannot reach an agreement in good faith regarding any provision of Section 4.2, provided that the sole question to be decided by the arbitrator in connection with this Section 4.2 will be whether, based on industry practice, the failure by Licensor to provide its approval in connection with Section 4.2(a), (b) or (c) was reasonable, taking into account industry standards, current trends and the image of the Licensed Marks.

4.3. INSPECTION. Licensee agrees to cause its Permitted Sublicensees to allow Licensor and Licensor's authorized representatives at reasonable times, upon reasonable advance notice and no less than once a year to enter the premises of such Permitted Sublicensees, or any premises where Licensed Products are manufactured and/or stored, to inspect the materials used to produce the Licensed Products and the completed Licensed Products themselves and such Permitted Sublicensees' use of the Licensed Marks in connection therewith.

4.4.  COMPLIANCE WITH LAWS.

      (a) Licensee represents that Licensee will require the Licensed Products to be manufactured, marketed, sold and distributed in accordance with all applicable laws, regulations and safety codes worldwide and in compliance with any regulatory or governmental agency that has jurisdiction over such matters. Licensee will require each Permitted Sublicensee to represent and warrant that the proper use of the Licensed Products will not cause any harm or injury to any person or property. Licensee additionally represents and warrants and covenants, and will require each Permitted Sublicensee to represent and warrant and covenant, that it does not and will not engage in any activity that would violate any applicable labor law, rule, regulation or practice, or engage in any form of discrimination based on race, color, religion, sex, sexual orientation or national origin, and Licensee will require in its agreements with its Permitted Sublicensees and any permitted subcontractors that such persons comply, and Licensee will cause its officers, employees and agents to comply, with applicable labor laws, rules, regulations and practices, and not to engage in any form of discrimination based on race, color, religion, sex, sexual orientation, national origin or other prohibited basis.

      (b) Licensee represents and warrants that its performance under this Agreement will not violate any applicable law, rule or regulation. Licensee represents and warrants that it has not violated and will not violate the Foreign Corrupt Practices Act. Licensee will not by act or omission breach any agreement to which it is a party relating to the Licensed Products. Licensee agrees that it will not sublicense to any individual or entity that is in violation of any applicable laws. Licensee will provide Licensor with copies of all government filings relating to the Licensed Marks or the Licensed Products

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before Licensee makes any such filings. Licensor will have the right to instruct
Licensee to modify the content of such filings; provided, that, Licensor will comply with governing laws in all respects and will not impede Licensee from complying with such laws. Licensee agrees that it will not engage, and will require its sublicensees not to engage, in tying practices, illegal restraints of trade, or selling practices that exclude any members of the retail trade for any reasons other than poor credit history, known lack of integrity or disregard for rights of Licensor and/or any of its Affiliates.

4.5 VENDORS. Upon Licensor's request, Licensee will provide Licensor with a list of vendors, suppliers and manufacturers used by any of the Permitted Sublicensees in connection with the performance of the sublicenses, with the exception of any information of a Permitted Sublicensee that is provided to Licensee's counsel or to the Brand Manager on the express condition that it not be provided to Licensee. Such list will be considered Licensee's Confidential Information and protected under Section 5.4 below. To the extent Licensee is not in possession of any information requested by Licensor, it will use commercially reasonable efforts to obtain such information from the Permitted Sublicensees.

                                    ARTICLE 5
                                 PROPERTY RIGHTS

5.1 TITLE. Title to the Licensed Marks will always remain with Licensor. Licensee will not acquire any rights or interest in the Licensed Marks except the right to use the same pursuant to this Agreement. Licensee's and any Permitted Sublicensee's use of the Licensed Marks will inure to Licensor's exclusive benefit.

5.2   INTELLECTUAL PROPERTY RIGHTS.

      (a) The Parties agree that Licensor will solely own and have exclusive worldwide right, title and interest in and to the Licensed Marks, to all modifications and derivatives thereof, and to all United States and worldwide trademarks, service marks, trade names, copyrights, domain names, trade secrets and all other intellectual property rights related thereto.

      (b) Licensee hereby grants, transfers and assigns to Licensor, irrevocably, throughout the world and in perpetuity, all rights of copyright in and to any and all materials and works authored or created by or for Licensee under the License or otherwise in the course of Licensee's performance under this Agreement, in each case related to the Licensed Marks and all rights that Licensee has, or may have, in any and all materials and works authored by any sublicensee that are subject to the provisions of Section 5.2(c) hereof (all such works and derivatives thereof hereinafter referred to as "Works"), and all rights of copyright in and to any Work. For purposes hereof, the Works include without limitation all artwork, designs, prototypes, packaging, and promotional material of or for Licensed Products. Licensor will own all rights of copyright in and to the Works whether or not such Works were approved by Licensor, or ultimately manufactured, distributed, sold and/or promoted. Licensee will never apply to obtain a copyright registration anywhere in the world covering any Work. If Licensee engages any third parties to create or author any Work, Licensee will cause each such third party to agree that all rights, including rights of copyrights, in and to the Work will be owned by Licensor and will cause each such third party to execute documents necessary to reflect that ownership status, including without limitation assignment and/or recordation documents. At the request of Licensor, Licensee will execute all documents confirming Licensor's rights in and to the Works including without limitation assignments of copyright in form and substance satisfactory to Licensor. If Licensee will fail or refuse to sign any such documents, then Licensor will be entitled to sign such documents for and on behalf of Licensee and, for this purpose, Licensee hereby irrevocably appoints Licensor its attorney-in-fact with power of substitution to sign all such documents as may be required. This power of attorney is coupled with an interest and is irrevocable.

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      (c) (i) Licensee will require that each sublicensee will be required to grant, transfer and assign to Licensor, irrevocably, throughout the world and in perpetuity, all rights of copyright in and to any and all artwork authored or created by or for such sublicensee and used on Licensed Products (all such works and derivatives thereof hereinafter referred to as "Sublicensee Artworks"), and all rights of copyright in and to any Sublicensee Artworks. Licensor will own all rights of copyright in and to the Sublicensee Artworks that are used on Licensed Products that are manufactured, distributed, sold and/or promoted, even if not specifically approved by Licensor. Licensor will also own all rights of copyright in and to the Sublicensee Artworks that are specifically approved by Licensor, even if such Sublicensee Artworks are not ultimately used on Licensed Products that are manufactured, distributed, sold and/or promoted. Licensee will require that no sublicensee ever apply to obtain a copyright registration anywhere in the world covering any of such Sublicensee Artworks. Licensee will further require that if any sublicensee engages any third parties to create or author any such Sublicensee Artworks, such sublicensee will require each such third party to agree that all rights, including rights of copyrights, in and to such Sublicensee Artworks will be owned by Licensor and will require each such third party to execute documents necessary to reflect that ownership status, including without limitation assignment and/or recordation documents. At the request of Licensor, such sublicensee will execute all documents confirming Licensor's rights in and to such Sublicensee Artworks including without limitation assignments of copyright in form and substance satisfactory to Licensor. If any sublicensee fails or refuses to sign any such documents, then Licensor will be entitled to sign such documents for and on behalf of such sublicensee and, for this purpose, the applicable sublicense will irrevocably appoint Licensor as attorney-in-fact for such sublicensee with power of substitution to sign all such documents as may be required, which power of attorney will be coupled with an interest and be irrevocable.

            (ii) Licensee will require that each sublicensee will be required to grant, transfer and assign to Licensor, irrevocably, throughout the world and in perpetuity, all rights of copyright in and to any and all materials and works (other than Sublicensee Artworks) authored or created by or for such sublicensee specifically and uniquely for or relating to the Licensed Marks or any Licensed Products (all such works and derivatives thereof hereinafter referred to as "Sublicensee Works"), and all rights of copyright in and to any Sublicensee Works; provided, however, that Licensor's right to enforce its copyrights in Sublicensee Works against such sublicensee is predicated in each case upon Licensor's using commercially reasonable efforts to pursue its remedies against all actual third-party infringers (it being understood that, so long as Licensor is acting in a commercially reasonable manner, Licensor will not be required to pursue the same remedy against every such infringer, only that Licensor pursue a remedy). For purposes hereof, the Sublicensee Works include all designs, silhouettes, prototypes, packaging, and promotional material authored or created by or for such sublicensee specifically and uniquely for or relating to the Licensed Marks or any Licensed Products; provided, however, that the Sublicensee Works will not include any designs, silhouettes, prototypes, packaging and promotional material that are generic in nature or that are then being used by any other person or entity in the same industry. Licensor will own all rights of copyright in and to the Sublicensee Works that are used on Licensed Products that are manufactured, distributed, sold and/or promoted, even if not specifically approved by Licensor. Licensor will also own all rights of copyright in and to the Sublicensee Works that are specifically approved by Licensor, even if such Sublicensee Works are not ultimately used on Licensed Products that are manufactured, distributed, sold and/or promoted. Licensee will require that no sublicensee ever apply to obtain a copyright registration anywhere in the world covering any of such Sublicensee's Works. Licensee will further require that if any sublicensee engages any third parties to create or author any such Sublicensee's Works, such sublicensee will require each such third party to agree that all rights, including rights of copyrights, in and to such Sublicensee Works will be owned by Licensor and will require each such third party to execute documents necessary to reflect that ownership status, including without limitation assignment and/or recordation documents. At the request of Licensor, such sublicensee will execute all documents confirming Licensor's rights in and to such Sublicensee Works including without limitation assignments of copyright in form and substance satisfactory to Licensor. If any sublicensee fails or refuses to sign any such documents, then Licensor will be entitled to sign such documents for and on behalf of such sublicensee and, for this purpose, the applicable sublicense will

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irrevocably appoint Licensor as attorney-in-fact for such sublicensee with power of substitution to sign all such documents as may be required, which power of attorney will be coupled with an interest and be irrevocable.


5.3   PROTECTION OF LICENSOR'S RIGHTS.

      (a) Licensee will not identify itself as owner of any of the Licensed Marks or any right or interest therein except as a licensee.

      (b) Licensee will not at any time do any act or thing that may in any way impair or diminish the value of any of the Licensed Marks or the exclusive ownership rights and interests of Licensor therein. Licensee will not, by any act or omission, use any Licensed Mark in any manner that may tarnish, degrade, disparage or reflect adversely on Licensor, its business or reputation, or the Licensed Products. Licensee will not, by any act or omission, take any other action which damages Licensor's reputation or which reflects negatively upon Licensor or any of the Licensed Marks or Licensed Products.

      (c) During the Term and thereafter, Licensee will not challenge or otherwise contest, either offensively or defensively, (i) the validity, ownership or enforceability of the Licensed Marks or Licensor's copyrights or other intellectual property rights, (ii) any of Licensor's current or subsequent registrations or applications for registration of the Licensed Marks or (iii) Licensor's exclusive right to own and register the Licensed Marks within and outside the Licensed Territory.

      (d) Licensee will not, and will not permit any Permitted Sublicensee to, seek to expand their license rights to any of the Licensed Marks within the Licensed Territory for any goods or services through either use or filing for registrations, except with respect to licensed goods or services which must be done under written license agreements with Licensor (such as this Agreement), and where all trademark and service mark applications and registrations will be solely under Licensor's name.

      (e) Licensee will not directly or indirectly apply for or attempt to register for itself or others any of the Licensed Marks or any logos within or outside the Licensed Territory except as provided in Section 2.5.

      (f) Upon Licensor's request, Licensee will provide Licensor with any information or assistance that Licensor may reasonably request in order to apply for or register any of the Licensed Marks or any logos within or outside the Licensed Territory.

      (g) Licensee will never reserve any domain name that includes or is confusingly similar to a Licensed Mark; provided, that, if Licensee believes that use of any particular domain name is desirable in connection with the license granted to Licensee under this Agreement, Licensee may ask Licensor to reserve such domain name. If Licensor chooses to do so, Licensor then may elect to permit Licensee to use the domain name for some or all of the Term subject to terms then acceptable to both Parties.

      (h) Licensee will give immediate attention and take necessary action to satisfy all legitimate customer complaints brought in connection with any of the Licensed Products. Licensee will give Licensor immediate notice of all complaints of which it is aware that might affect the good standing or reputation of any of the Licensed Marks or Licensor and also of all complaints that might result in legal action to which Licensor may be a party, and cooperate with Licensor upon request to achieve as good a reputation and press as possible for the Licensed Marks and Licensed Products. Licensee understands and acknowledges the meanings of counterfeit goods, diverted goods and parallel goods and Licensee will use all commercially reasonable means to prevent the creation of any such goods by its employees, agents, representatives and any others operating under its direction, supervision or control. Licensee will reasonably cooperate with Licensor to prevent unlawful use of the Licensed Marks, including without

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limitation counterfeiting, and to prevent diversion of Licensed Products outside the Licensed Territory and/or Permitted Channels of Trade. Licensee will notify Licensor if and when it becomes aware of (i) any actual, suspected or apparent counterfeiting or other infringement of any of the Licensed Marks, including without limitation the actual, suspected or apparent existence of counterfeit goods, diverted goods or parallel goods; or (ii) any Licensed Products bearing a Licensed Mark traveling outside a Permitted Channel of Trade. Licensor will have the right, but not the obligation, to institute legal action or take any other actions that it deems necessary to protect its interest in the Licensed Marks, and Licensee will fully cooperate with Licensor in any such action, as more fully described in Sections 6.5 (b) and (c).

      (i) Each Party will promptly notify the other if any legal action has been or is likely to be instituted against the notifying Party relating to the Licensed Marks, including by immediately forwarding to the other party's attention copies of all documents directly relevant to such commenced or possible legal action. If, for any reason, Licensee is prevented from using any Licensed Mark, in any country, such will not be deemed a breach or default by Licensor hereunder and Licensor will not be liable to Licensee on account thereof.

5.4 CONFIDENTIALITY. The Parties agree that during the performance of this Agreement, each Party may disclose to the other, and to Permitted Sublicensees on a need-to-know basis subject to appropriate confidentiality agreements, confidential information regarding its business, including financial data, marketing information, methods of doing promotions and sponsorships, research and development activities, accounting information, customer, supplier, vendor and other contact lists and other proprietary information which constitute trade secrets of a Party (collectively "Confidential Information"). The Confidential Information of a Party may be marked and designated in writing as "Confidential" or "Proprietary" or include any information which normally would be categorized as confidential. The Parties will not disclose, copy, modify, distribute or otherwise transfer the other Party's Confidential Information, or any part thereof, to any other Person. The obligations and restrictions herein will not apply to Confidential Information that falls within any of the following exceptions, provided a receiving Party proves by credible written evidence that such information:

            (a) is or becomes part of the public domain through no fault of a receiving Party;

            (b) was known by a receiving Party prior to the disclosure by the other Party;

            (c) was independently developed by or for a receiving Party completely apart from the disclosures hereunder;

            (d) has been properly received from a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving Party; and/or

            (e) is released pursuant to a court order or otherwise required by law (including without limitations as required under federal or state securities laws), provided that the receiving Party immediately notifies the disclosing Party of such court order or legal requirement, and gives the disclosing Party a reasonable opportunity and cooperates with the disclosing Party to contest, limit or condition the scope of such required disclosure.

If a receiving Party wishes to rely on the exceptions contained in subparagraphs
(b), (c) or (d) above, then the receiving Party must demonstrate to the disclosing Party the facts underlying why the exception applies within 30 days of receipt of the Confidential Information from the disclosing Party. The Parties have the right to disclose the other's Confidential Information to their Affiliates, and their respective employees or agents (but in no event may Licensee disclose any of Licensor's Confidential Information to an Identified Competitor or its employees or agents), who have a specific need to know to perform the

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obligations hereunder, but such Parties will be responsible for all of their respective employees' actions. Except as provided above, each Party will use the other's Confidential Information only to properly fulfill their obligations hereunder, and not for any other purpose. Upon either Party's request, the other Party will return to the requesting Party the originals and all copies of the requesting Party's Confidential Information within 10 days of such request.

5.5 ENFORCEMENT. Both Parties agree that Licensor or Licensee will be irreparably harmed and money damages would be inadequate compensation if either breaches any provision of this Agreement. Accordingly, in addition to any other right or remedy available to it, Licensor or Licensee , as the case may be, will be entitled to an injunction restraining any breach or threatened breach of this Agreement by the other and to specific performance of any provision of this Agreement, and in either case no bond or other security will be required in connection therewith, and Licensee or Licensor, as the case may be, hereby consents to the issuance of any such injunction and to the ordering of specific performance. This Article 5 and all other provisions of this Agreement that protect the Licensed Marks will survive any termination or expiration of this Agreement.

5.6 GOODWILL. Licensee recognizes the great value of the publicity and goodwill associated with the Licensed Marks and, in such connection, acknowledges that such goodwill belongs exclusively to Licensor, and that the Licensed Marks have acquired secondary meaning in the minds of the purchasing public.


                                    ARTICLE 6
                           DISTRIBUTION AND OPERATIONS

6.1   APPROVED CUSTOMERS.

      (a) The term "Approved Customers" means only (i) the upper- and mid-tier department stores listed on SCHEDULE B, (ii) the specialty retailers listed on SCHEDULE B, and (iii) the independent specialty stores listed on SCHEDULE B. Changes to SCHEDULE B are subject to Licensor's approval, not to be unreasonably withheld.

      (b) It will not be unreasonable for Licensor to withhold its approval of any of the following as additional Approved Customers: (i) specialty retailers principally engaged in the sale of apparel or accessories to teen girls; (ii) lower moderate retailers, such as Sears; (iii) mass retailer chain stores; (iv) discount or budget stores; (v) warehouse clubs or wholesale retailers; and (vi) off-price stores.

      (c) Licensee acknowledges that in order to maintain the strength of and goodwill associated with the Licensed Marks, it is necessary that the Licensed Products be sold only to Approved Customers. Licensee will not permit the sale of any Licensed Products other than to Approved Customers. On the Effective Date, Licensee will provide Licensor with a list of all potential Approved Customers for the Licensed Products. After the Effective Date, Licensee may propose to Licensor that additional stores be added to SCHEDULE B, subject to Licensor's reasonable prior approval. Periodically during the Term, Licensee will also provide Licensor with an updated list of all actual Approved Customers to which Licensed Products have been sold.

      (d) If Licensor determines, in good faith, that any customers are not within the class of Approved Customers, then Licensor has the right to require the cessation of all further sales to such customers and Licensee will take all necessary actions to cause its Permitted Sublicensees to suspend sales to such customers. Licensor also has the right to withdraw its prior approval of an Approved Customer if it determines, in good faith, that the reputation or quality of the customer or the goods that it carries has suffered a material, negative change since Licensor's approval, based on standards consistent with the stores listed on Schedule B, and will provide Licensee with 30 days' prior written notice of such withdrawal or disapproval. In all such events, no new orders will be permitted to be

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accepted from such disapproved customers after the effective date of Licensor's notice, and only orders that have been accepted prior to the effective date of Licensor's rejection, disapproval or withdrawal of approval may continue to be filled.

      (e) An Approved Customer may sell the Licensed Products in the ordinary conduct of its business, which may include incidental use of the Internet and catalogs. Notwithstanding the foregoing, no Approved Customer may sell Licensed Products in any of the following ways: (i) via the Internet where Licensed Products are grouped exclusively on one or more web pages or by use of any Licensed Mark as a metatag or key word or link or in any similar function other than a website-specific search; (ii) , in any catalog or through any other direct marketing method where the Licensed Products constitute the predominant products. By way of example and not limitation, an Approved Customer may include Licensed Products for sale on an Internet web-page with other products of other brands or may promote the sale of Licensed Products through a print circular in which Licensed Products do not predominate.

6.2 ADVERTISING; MARKETING. Licensee will advertise and promote the Licensed Marks and the Licensed Products in the Licensed Territory in a manner that will enhance the goodwill associated with the Licensed Marks. However, Licensee will not publish, display or otherwise distribute any catalogs, trade show displays or materials, sales literature or other advertising or promotional materials regarding the Licensed Marks or the Licensed Products without Licensor's prior written consent, which will not be unreasonably withheld. Licensee will provide or make available to Licensor, free of charge, with representative samples of Licensee's proposed catalogs, trade show displays, advertisements and other promotional materials for Licensor's written approval. Licensor will approve or reject, in its reasonable discretion (but in cooperation with Licensee), the samples of such advertising materials within 15 days after receiving the same from Licensee. Unless Licensee receives Licensor's written approval or rejection within the fifteen day period, then such materials for which Licensee has not received either written approval or rejection will be deemed approved by Licensor. After samples of such advertising materials have been approved by Licensor, Licensee will not produce or distribute any advertising materials that differ in any material respect from the samples approved by Licensor without Licensor's additional prior written consent. Licensee will use all Marketing Funds actually received solely for marketing and promotion of the Licensed Products and the Licensed Marks in the Licensed Territory. In consultation with Licensor, Licensee will develop an annual sales and marketing plan and a related annual budget for the Licensed Products in the Licensed Territory and otherwise promote the Licensed Marks as they relate to the Licensed Products in the Licensed Territory. Licensee will coordinate with retailers to implement such sales and marketing plans. The sales and marketing plan and budget must be approved by both Licensee and Licensor in good faith. If Licensor rejects the sales and marketing plan or budget suggested by Licensee, Licensor will provide the specific reasons for its rejection of the plan or budget, as the case may be.

6.3 PRODUCT DEVELOPMENT AND SALES. Licensee will cause its Permitted Sublicensees to employ merchandisers and designers to develop the Licensed Products as reasonably deemed necessary by Licensee and consistent with industry standards for the Licensed Products in the teen girls' apparel and accessories industry. Licensee will also cause its Permitted Sublicensees to, consistent with industry standards, maintain or arrange for a sales force that will properly represent the Licensed Products throughout the entire Licensed Territory.

6.4   PROPRIETARY NOTICES.

      (a) If Licensor elects, it may require Licensee to cause (i) to be used or placed on all Licensed Products and on all packaging, advertising and promotional materials legal notices and symbols evidencing Licensor's ownership and/or registration of the Licensed Marks and/or copyright notices as Licensor may reasonably direct in the future, (ii) all Licensed Products to contain a hangtag and label with Licensor's name and/or logo and (iii) Licensee will also cause all Licensed Products to display or otherwise identify Licensor's name either on a permanently affixed label or such other manner approved

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in writing by Licensor. SCHEDULE I sets forth a list of agreed potential vendors that will manufacture hangtags or neck labels for the Licensed Products.
Licensee will cause all Licensed Products components that bear any of Licensor's logos (other than hangtags or neck labels) to be manufactured by or for a Permitted Sublicensee in accordance with the sublicense agreement. Licensee will not permit any of the Permitted Sublicensees to use the Licensed Marks on any Licensed Products that bear or incorporate any mark other than the Licensed Marks, whether or not such other marks are owned by Licensor. Licensee agrees that it will not permit any Permitted Sublicensee to use any other markings, legends or notices on and in connection with the Licensed Products and packaging therefor without first obtaining Licensor's prior written approval, which approval will not be unreasonably withheld; provided, that if Licensor has not approved or disapproved and stated the basis for such disapproval of any such use within 10 days after receiving Licensee's request therefor, such use will be deemed approved.

      (b) Upon the request of Licensee and approval of Licensor, Licensee may identify itself as a licensee of Licensor on stationary and business forms used for any transactions relating to Licensed Products, provided it does so clearly and with the size, form and content of such identification to be approved by Licensor in its sole discretion. No use of the Licensed Marks will be preprinted by Licensee on its stationery, envelopes, business cards, invoices, statements, packing slips, shipping cartons, or other similar documents or materials unless and until pre-approved in writing by Licensor.

6.5   INFRINGEMENT.

      (a) Licensee agrees to notify Licensor promptly of any conduct on the part of third parties that it deems to be a potential infringement, violation or an act of unfair competition or dilution of the Licensed Marks.

      (b) In such event, Licensor will have the first right, in its sole discretion and at its expense, to take whatever action it deems commercially appropriate to stop such infringement, including the bringing of an action for infringement or dilution of the Licensed Marks or for unfair competition with respect thereto. Licensor will exclusively control the prosecution or settlement of any such action and will bring such action in the name of Licensor only or in the name of both Licensor and Licensee. Licensee agrees, at Licensor's expense, to cooperate with Licensor in any such action and provide Licensor with all information and materials requested by Licensor. Licensor will have the right to retain any monetary proceeds, damages and other relief awarded in any such action or settlement thereof.

      (c) If Licensor notifies Licensee in writing that it is not taking any such action (such notice to be provided within 30 days of Licensor's receipt of Licensee's notice) or if Licensor fails to commence to take appropriate action to stop such infringement within 30 days of Licensor's receipt of Licensee's notice, which would have a material adverse effect on Licensee's use of the Licensed Marks, then and only then will Licensee have the right, at its expense, following prior written notice to Licensor, to take whatever action is necessary to stop such infringement, including the bringing of an action for infringement or dilution of the Licensed Marks or for unfair competition with respect thereto. In such event, Licensee will exclusively control the prosecution or settlement of any such action and will bring such action in the name of both Licensor and Licensee. Licensor agrees, at Licensee's expense, to cooperate with Licensee in any such action and provide Licensee with all information and materials requested by Licensee. Licensee will have the right to retain any monetary proceeds, damages and other relief awarded in any such action or settlement thereof, except with respect to any assignment or license of trademark or other intellectual property rights which will be made only with Licensor.

6.6 SALES COMMISSIONS. Licensee will be solely responsible to pay all sales commissions and other compensation that may arise from the sale of the Licensed Products. Licensee will indemnify, defend and hold Licensor harmless from all damages, disputes and liabilities, including without limitation attorneys' fees and costs incurred, that in any way arise out of or relate to any claims by Licensee's national sales managers, sales representatives or similar parties working on behalf of Licensee or the Brand Manager.

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6.7   COOPERATION WITH LICENSOR. Licensee will reasonably cooperate with
Licensor in the mutual exchange of information and ideas, designs and other information that relates to the use and promotion of the Licensed Marks. Upon Licensor's request, Licensee agrees to cause its representatives to attend, at its expense, at least one monthly meeting in New York City with Licensor to discuss future sublicensees, products and channels of distribution, at the times and places designated by Licensor.

6.8 LICENSEE'S EFFORTS. Licensee covenants that, subject to the other terms and conditions of this Agreement, it will, and will cause the Permitted Sublicensees to, use good faith, commercially reasonable efforts throughout the Territory and during the entire Term, to design, manufacture, distribute, sell and promote Licensed Products, to make and maintain adequate arrangements for the distribution of the Licensed Products, and commercially reasonable efforts to promote and expand sales to achieve the highest Sublicense Income reasonably and practicably obtainable.


                                    ARTICLE 7
                                   TERMINATION

7.1   LICENSEE DEFAULT.

      (a) Prior to Recoupment, in the event that Licensee breaches any provision of this Agreement (including without limitation the defaults described in this Section 7.1(a) and in Section 7.1(b)), Licensor will have all available rights and remedies for such breach other than termination of this Agreement; provided, that Licensor may terminate this Agreement prior to (or after) Recoupment if any of the following breaches remains uncured 30 days after notice thereof from Licensor to Licensee: (1) Licensee terminates, without Licensor's consent, Group 3 Design Corp. as the Brand Manager; (2) Licensee challenges Licensor's ownership of the Licensed Marks or files or applies for any trademark registration for any mark that is confusingly similar to any Licensed Mark; (3) Licensee sublicenses to any Person other than a Permitted Sublicensee without Licensor's consent; or (4) Licensee fails to use all commercially reasonable efforts to pursue its remedies, up to and including termination, against a defaulting sublicensee (e.g., a sublicensee who challenges Licensor's ownership of the Licensed Marks or sells Licensed Products to any retailer other than the Approved Customers) or the Brand Manager. Notwithstanding the foregoing, Licensee will have five Business Days from the date of Licensor's notice to Licensee of a default specified in clause (4) above in which to commence to cure, and 60 days from the date of such notice in which to cure, such default. If Licensee fails to cure (and, in the case of clause (4) above, commence to cure) any default under this Section 7.1(a) within the applicable time period, Licensor will have the right to terminate this Agreement immediately. Prior to Recoupment the Licensor may only terminate this Agreement pursuant to either this Section 7.1(a) or Section 7.4(a).

      (b) Following Recoupment, Licensor may terminate this Agreement as provided in this Section 7.1(b) if (1) Licensee breaches in any material respect any provision of this Agreement or any sublicense agreement, (2) Licensee files a petition in bankruptcy, has a petition filed against it regarding bankruptcy, is adjudicated bankrupt, becomes insolvent, or makes any assignment for the benefit of creditors that has a material adverse effect on Licensee's ability to perform under this Agreement, (3) Licensee or its agents make a material misrepresentation regarding the Licensed Marks or Licensor, (4) Licensee engages in activity which has a material adverse effect on the reputation, business, Licensed Marks, or products of Licensor, (5) Licensee ceases to operate or continuously engage in business as a going concern for longer than 10 consecutive days and/or (6) any Licensed Products are sold to a Person that is not an Approved Customer and Licensee fails to use all commercially reasonable efforts to pursue its remedies, up to and including termination, against the defaulting sublicensee, Licensee will be deemed to be in default under this Agreement. In each such event, Licensee will have 30 days from the date of Licensor's notice to Licensee of such default in which to cure such default (except that any default in delivering License Payments and/or other monetary obligations hereunder will be cured by Licensee

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within five days of Licensor's notice, and except that the breach of Sections
5.1, 5.2(a), 5.3(a), 5.3(c), 5.3(d) and 5.4(e) will be deemed non-curable and Licensor has the right to terminate this Agreement immediately, and except that Licensee will have five Business Days from the date of such notice in which to commence to cure, and 60 days from the date of such notice in which to cure, a default specified in clause (6) above). If Licensee fails to cure (and, in the case of clause (6) above, commence to cure) such default within the applicable cure period, if any, Licensor will have the right to terminate this Agreement immediately. Licensee will ensure that the Brand Management Agreement and all sublicense agreements entered into by Licensee will have an identical termination provision for the express benefit of Licensor.

7.2 SUBLICENSEE DEFAULT. If a sublicense agreement may be terminated as a result of any act or omission on the part of a Permitted Sublicensee, Licensor may request Licensee to terminate such sublicense agreement in accordance with the terms thereof. Without limiting the foregoing, if more than one Permitted Sublicensee breaches any of the provisions in its respective sublicense relating to any of the matters set forth in Section 6.1 hereof, Licensor and Licensee will meet as promptly as possible after the second such breach, at which time Licensee will present to Licensor a plan for ensuring compliance by the Permitted Sublicensees with such provisions. Licensor may require Licensee to enforce strictly the terms of its sublicense agreements with Permitted Sublicensees; provided, that Licensor notifies Licensee of the specific terms that Licensor is requiring to be so enforced. A default by a Permitted Sublicensee (such as challenging Licensor's ownership of the Licensed Marks or selling Licensed Products to any retailer other than the Approved Customers) will not constitute a default by Licensee under this Agreement by Licensee so long as Licensee continues to use all commercially reasonable efforts to pursue its rights and remedies against such defaulting sublicensee. The failure of Licensee to pursue actively its remedies against a defaulting sublicensee will create a termination right in favor of Licensor in accordance with Section 7.1(a)(4). Licensee and Licensor will each advise the other of all defaults by sublicensees known to it.

7.3 BRAND MANAGER DEFAULT. If the Brand Management Agreement may be terminated as a result of any act or omission on the part of the Brand Manager, Licensor may request Licensee to terminate the Brand Management Agreement in accordance with the terms thereof.

7.4 OPTIONAL TERMINATION. (a) Anything herein to the contrary notwithstanding, Licensor may elect, at its option, to terminate this Agreement at any time, effective upon the payment to Licensee of a termination fee equal to five times the amount of Licensee's Share for the 12 months preceding such termination; PROVIDED, that within 90 days after the end of the 12 months after the effective date of such termination (the "Post-Termination Period"), Licensor will also pay to Licensee half of the amount, if any, by which the amount that Licensee would have received as Licensee's Share for the Post-Termination Period (calculated according to actual Royalties received by Licensor during the Post-Termination Period, exclusive of advances and other non-refundable guaranteed payments above the sublicensee's Earned Royalties during that period) had this Agreement not been terminated, exceeds the Licensee's Share for the 12 months preceding the termination of this Agreement; and PROVIDED, further, that if the termination occurs prior to the recoupment in full of the Advance, the termination fee will be not less than the sum of (i) $49,500,000 (being three times the Advance) plus
(ii) any Preferred Return accrued and unpaid at the date of termination.

      (b) If Licensor terminates this Agreement pursuant to Section 7.4(a) prior to the recoupment in full of the Advance, Licensee will, at Licensor's option, and at Licensee's sole cost and expense, cause the Brand Management Agreement either (i) to be terminated in accordance with its terms (without liability to Licensor) or (ii) assigned to Licensor or to Licensor's designee, in which case Licensor (or its designee) will be responsible to pay to the Brand Manager only those amounts that accrue under the Brand Management Agreement from and after the date of such assignment. The Brand Management Agreement will provide that, following such assignment, (x) Licensor (or its designee) will be entitled to terminate the Brand Management Agreement at any time for "cause" (as defined in the Brand

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Management Agreement) without any cost or liability to Licensor (or its designee) and (y) Licensor (or its designee) will be entitled to terminate the Brand Management Agreement at any time at its option, effective upon the payment by the Licensor (or its designee) to the Brand Manager of a termination fee in an amount equal to three times the product of (x) the applicable percentage used to calculate the Brand Management Fee under Section 8(a) of the Brand Management Agreement and (y) the aggregate amount of all Earned Royalties (as such term is defined in the applicable sublicenses and Customer Agreements) for the 12 months preceding such termination under all sublicenses and Customer Agreements actually entered into and in effect for such period.

      (c) If Licensor terminates this Agreement pursuant to Section 7.4(a) following the recoupment in full of the Advance, Licensee will, at Licensor's option, and at Licensee's cost and expense (except as specifically provided below), cause the Brand Management Agreement either (i) to be terminated in accordance with its terms (without liability to Licensor, except as specifically provided below) or (ii) assigned to Licensor or to Licensor's designee, in which case Licensor (or its designee) will be responsible to pay to the Brand Manager only those amounts that accrue under the Brand Management Agreement from and after the date of such assignment. In the event of a termination of the Brand Management Agreement in accordance with this Section 7.4(c), Licensor and Licensee will pay to the Brand Manager upon such termination an amount equal to three times the product of (x) the applicable percentage used to calculate the Brand Management Fee under Section 8(a) of the Brand Management Agreement and
(y) the aggregate amount of all Earned Royalties (as such term is defined in the applicable sublicenses and Customer Agreements) for the 12 months preceding such termination under all sublicenses and Customer Agreements actually entered into and in effect for such period, such payment to be divided between Licensor and Licensee in the same proportion as Royalties were paid to Licensor and retained by Licensee hereunder immediately prior to the termination of this Agreement. In the event that the Brand Management Agreement is assigned to Licensor (or its designee) in accordance with this Section 7.4(c) and thereafter terminated by Licensor (or its designee) without a "cause" (as such term is defined in the Brand Management Agreement), Licensor (or its designee) will pay to the Brand Manager upon such termination an amount equal to three times the product of (x) the applicable percentage used to calculate the Brand Management Fee under
Section 8(a) of the Brand Management Agreement and (y) the aggregate amount of all Earned Royalties (as such term is defined in the applicable sublicenses and Customer Agreements) for the 12 months preceding such termination under all sublicenses and Customer Agreements actually entered into and in effect for such period.

7.5   CONSEQUENCES OF TERMINATION.

      (a) Upon the termination of this Agreement pursuant to Section 7.1, 7.2 or 7.4: (1) the License to use the Licensed Marks will automatically revert to Licensor, and Licensee will thereafter immediately cease and refrain from using in any way the Licensed Marks or any confusingly similar name or mark; (2) Licensee will destroy all materials in its possession bearing the Licensed Mark;
(3) each Party will return to the other Party all of the other Party's Confidential Information previously disclosed to each other and certify that it has not retained or made copies of such information; (4) Licensee will remain liable to pay for all outstanding Royalties and other obligations hereunder to Licensor; (5) neither Party will be released from any obligation on its part to be performed that accrued prior to the date of termination; (6) Licensee will, at Licensor's option and at Licensee's sole cost and expense, cause the Brand Management Agreement either to be terminated in accordance with its terms (without liability to Licensor) or assigned to Licensor or to Licensor's designee, except as otherwise provided in Section 7.4; and (7) Licensee will cause all sublicense agreements then in effect to be assigned to Licensor or to Licensor's designee.

      (b) Upon the termination of any sublicense agreement pursuant to Section 7.2, Licensee will cause the Permitted Sublicensee to: (1) immediately cease and refrain from using in any way the Licensed Marks or any confusingly similar name or mark; (2) destroy all materials bearing the Licensed Marks and not further manufacture, sell or distribute any of the Licensed Products without Licensor's prior written consent; (3) comply with Licensor's instructions on how to dispose of the Permitted Sublicensee's remaining inventory of Licensed Products, and/or Licensor will have the right, but not the obligation, to purchase all or part of such Permitted Sublicensee's remaining inventory at cost; and (4) return to Licensor all of Licensor's Confidential Information previously disclosed to it and certify that it has not retained or made copies of such information. Licensee may not enter into any replacement sublicense agreement without Licensor's prior written approval (not to be unreasonably withheld).

      (c) Upon the termination of the Brand Management Agreement pursuant to
Section 7.3, Licensor and Licensee will seek to appoint, as promptly as practicable, a mutually acceptable successor brand manager. Licensee may not enter into any replacement Brand Management Agreement without Licensor's prior written approval (not to be unreasonably withheld), and any such replacement Brand Management Agreement will acknowledge that Licensor is an intended third-party beneficiary of that agreement.

7.6 EXPIRATION OF AGREEMENT OR SUBLICENSE; CESSATION OF USE; LIMITED RIGHT TO SELL INVENTORY.

      (a) Upon the expiration of this Agreement or expiration or termination of any sublicense agreement, subject to Section 7.6(b), Licensee will, or will cause the applicable Permitted Sublicensee to, as the case may be: (1) immediately cease and refrain from using in any way the Licensed Marks or any confusingly similar name or mark, and, in the case of the expiration of this Agreement, the License to use the Licensed Marks will automatically revert to Licensor; (2) destroy all materials bearing the Licensed Marks and not further manufacture, sell or distribute any of the Licensed Products without Licensor's prior written consent; (3) comply with Licensor's instructions on how to dispose of any remaining inventory of Licensed Products, and/or Licensor will have the right, but not the obligation, to purchase all or part of such remaining inventory at cost; and (4) return to Licensor all of Licensor's Confidential Information previously disclosed to it and certify that it has not retained or made copies of such information. In addition, upon the expiration of this Agreement, (i) Licensor will return to Licensee all of Licensee's Confidential Information previously disclosed to it and certify that it has not retained or made copies of such information; (ii) Licensee will remain liable to pay for all outstanding Royalties and other obligations hereunder to Licensor collected by Licensee from Permitted Sublicensees; (iii) neither Party will be released from any obligation on its part to be performed that accrued prior to the date of expiration; and (iv) Licensee will cause all sublicense agreements then in effect to be assigned to Licensor or to Licensor's designee and will, at Licensor's option and at Licensee's sole cost and expense, cause the Brand Management Agreement either to be terminated in accordance with its terms (without liability to Licensor) or assigned to Licensor or to Licensor's designee.

      (b) Except as provided herein, each sublicense agreement will provide that, upon the expiration or termination (other than for default) thereof, the Permitted Sublicensee will have the limited right to sell and distribute its remaining inventory of Licensed Products and/or complete and distribute its work in process of Licensed Products which existed as of the date of such expiration for a maximum period of 120 days following such expiration date. Licensee will not permit any Permitted Sublicensee to manufacture or produce any more Licensed Products except for work in process that existed prior to such expiration date. Licensee will cause the Permitted Sublicensees only to liquidate such inventory and work in process to Approved Customers currently approved by Licensor. Licensee will also ensure that each sublicense agreement will provide that upon the termination thereof as a result of a default thereunder, Permitted Sublicensee will have no right to market, distribute, sell, or otherwise dispose of its remaining inventory of Licensed Products and/or complete or distribute any of its work in process, unless Licensor gives its express prior written consent.

7.7 CUMULATIVE REMEDIES. All rights and remedies conferred herein will be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

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                                    ARTICLE 8
                          INDEMNIFICATION AND INSURANCE

8.1   INDEMNITY.

      (a) Licensee will indemnify, defend (by counsel reasonably approved by Licensor) and hold harmless Licensor and its officers, directors, stockholders, Affiliates, agents, employees and other representatives (each a "Licensor Indemnitee") against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys' fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (1) Licensee's use of any of the Licensed Marks in a manner not permitted by this Agreement, (2) alleged defects or other problems with any of the Licensed Products manufactured, marketed, sold or distributed by Licensee,
(3) Licensee's promotion, advertising or other use of any of the Licensed Marks or Licensed Products that has not been approved by Licensor in accordance with the terms of this Agreement, (4) Licensee's transactions with third parties and/or the operation of its business in connection herewith, including without limitation performance by the Licensee of its obligations under the Brand Management Agreement or any sublicense, (5) inconsistencies (not previously approved by Licensor) between this Agreement and any sublicense agreement entered into by Licensee with a Permitted Sublicensee, (6) any use of any Licensed Product in conjunction with any new trademark used under Section 2.5 during the period prior to the date such new trademark's registration is granted, and/or (7) any breach of, or non-performance under, the provisions of the Brand Management Agreement by Licensee occurring prior to the assignment of such agreement to Licensor (or its designee) pursuant to Section 7.4, including, without limitation, any fee or amount payable by Licensee as a result of the termination of the Brand Management Agreement. If Licensee fails to promptly indemnify and defend such claims and/or pay a Licensor Indemnitee's expenses, as provided above, such Licensor Indemnitee will have the right to defend itself, and in that case, Licensee will reimburse such Licensor Indemnitee for all of its costs, damages and reasonable attorneys' fees incurred in settling or defending such claims within 15 days of each of such Licensor Indemnitee's written requests. Licensee may not settle any such claim without a Licensor Indemnitee's prior written consent, which consent will not be unreasonably withheld.

      (b) Licensor will indemnify, defend (by counsel reasonably approved by Licensee) and hold harmless Licensee and its officers, directors, stockholders, Affiliates, agents, employees and other representatives (each a "Licensee Indemnitee") against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorneys' fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to (1) the use of the Licensed Marks in accordance with this Agreement by Licensee or the Permitted Sublicensees, (2) alleged defects or other problems with any products manufactured, marketed, sold or distributed by Licensor, unless such product is a Licensed Product manufactured by a Permitted Sublicensee pursuant to a sublicense entered into pursuant to this Agreement,
(3) failure by Licensor to transfer or maintain the Licensed Marks, (4) failure by Licensor or its Affiliates to make any payment to a Permitted Sublicensee for merchandise purchased by Licensor from such Permitted Sublicensee pursuant to a sublicense entered into pursuant to this Agreement, and/or (5) any breach of, or non-performance under, the provisions of the Brand Management Agreement by Licensor occurring after any assignment of such agreement to Licensor (or its designee) by Licensee pursuant to Section 7.4, including, without limitation, any fee or amount payable by Licensor (or its designee) as a result of the subsequent termination of the Brand Management Agreement. If Licensor fails to promptly indemnify and defend such claims and/or pay a Licensee Indemnitee's expenses, as provided above, such Licensee Indemnitee will have the right to defend itself, and in that case, Licensor will reimburse such Licensee Indemnitee for all of its costs, damages and reasonable attorneys' fees incurred in settling or defending such claims within 15 days of each of such Licensee Indemnitee's written requests. Licensor may not settle any such claim without a Licensee Indemnitee's prior written consent, which consent will not be unreasonably withheld.

8.2   INSURANCE.

      (a) Licensee will, at its sole expense, procure and maintain during the Term (a) general business liability insurance covering the manufacture, marketing, sale and distribution of Licensed Products in the Licensed Territory, with a combined limit of not less than $10,000,000 (which can include coverage under an umbrella policy), and (b) product liability insurance covering the manufacture, marketing, sale and distribution of Licensed Products in the Licensed Territory and any defect or unsafe feature of such Licensed Products, with a combined limit of not less than $10,000,000. Licensee will (i) have Licensor named as an additional insured and loss payee on all such insurance policies and (ii) ensure that such insurance policies provide that Licensor will be given at least 30 days' prior written notice regarding the cancellation, non-renewal or other endorsement restricting or reducing coverage under such policies. The insurance policies specified by this Section 8.2(a) will be issued by insurance companies with either an A rating or rated Excellent with financial size category of VIII according to Best's Insurance Reports.

      (b) Licensee will cause each Permitted Sublicensee, at each such party's sole expense, to procure and maintain during the Term (a) general business liability insurance covering the manufacture, marketing, sale and distribution of Licensed Products in the Licensed Territory, with a combined limit of not less than $2,000,000 (which can include coverage under an umbrella policy), and
(b) product liability insurance covering the manufacture, marketing, sale and distribution of Licensed Products in the Licensed Territory and any defect or unsafe feature of such Licensed Products, with a combined limit of not less than $2,000,000. Licensee will cause each Permitted Sublicensee to (i) have Licensor named as an additional insured and loss payee on all such insurance policies and
(ii) ensure that such insurance policies provide that Licensor will be given at least 30 days' prior written notice regarding the cancellation, non-renewal or other endorsement restricting or reducing coverage under such policies. Licensee will ensure that the insurance policies specified by this Section 8.2(b) will be issued by insurance companies with either an A rating or rated Excellent with financial size category of VIII according to Best's Insurance Reports.

      (c) Licensor will procure and maintain during the Term general business liability insurance with a combined limit of not less than $10,000,000 (which can include coverage under an umbrella policy). Licensor will (i) have Licensee named as an additional insured and loss payee on such insurance policy and (ii) ensure that such insurance policy provides that Licensee will be given at least 30 days' prior written notice regarding the cancellation, non-renewal or other endorsement restricting or reducing coverage under such policies. The insurance policy specified by this Section 8.2(c) will be issued by an insurance company with either an A rating or rated Excellent with financial size category of VIII according to Best's Insurance Reports.


                                    ARTICLE 9
              CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 SOLVENCY. Upon Licensor's request, Licensee will provide Licensor with a statement from Licensee's Chief Financial Officer attesting to Licensee's solvency at Licensee's cost. For the purposes of this Agreement, "solvency" will mean that (i) Licensee is able to pay its obligations (including contingent obligations) as they become due in the regular course of business; (ii) that Licensee is not engaged in a business or transaction for which Licensee's property would constitute unreasonably small capital; (iii) Licensee does not intend to, and does not believe that it will, incur debts or liabilities beyond Licensee's ability to pay as such debts and liabilities mature; and (iv) that the fair value of Licensee's assets exceeds the total amount of Licensee's liabilities including without limitation contingent liabilities.

9.2 AFFILIATES; COMPETITION. Licensee, Brand Manager, or any Related Party of Licensee or Brand Manager, or any Affiliate of any such Person, may be a Permitted Sublicensee or enter into any agreement, transact any business or otherwise engage in any business relationship relating to or involving the Licensed Marks (or any of them) or any Licensed Products only if the terms of such sublicense or business relationship were negotiated at arms' length and, if there is to be a sublicense hereunder to a Permitted Sublicensee that is an Affiliate of Licensee or Brand Manager, Licensor has received prior written notice of such fact.

9.3   SECURITY INTERESTS.

      (a) Licensee represents and warrants that it has not granted to any individual or entity a preference, security interest or lien in this Agreement, the License or the Licensed Marks, and agrees that it will not grant a preference, security interest or lien in this Agreement, the License or the Licensed Marks.

      (b) Licensee represents and warrants that it has not granted to any individual or entity a preference, security interest or lien in the Licensed Products, and agrees that it will use all commercially reasonable efforts to prohibit its Permitted Sublicensees from granting a preference, security interest or lien in the Licensed Products; provided, that if that prohibition cannot be obtained, Licensee will use its commercially reasonable efforts to provide in the sublicense that unless and until such Permitted Sublicensee notifies Licensor in writing of each such security interest and otherwise complies with the following conditions:

            (i) the grant of rights in the Licensed Products represent a non-assignable security interest and not a conveyance of ownership;

            (ii) such secured party is a credible financial institution that maintains at least an A-rating from a nationally recognized credit rating agency (such as Moody's or Standard & Poors) throughout the license period;

            (iii) such secured party will not be entitled to complete works-in-progress or raw materials used to create the Licensed Products; and

            (iv) Licensee will contractually require that if such secured party wishes to sell the affected Licensed Products upon a Permitted Sublicensee's default of such security agreement, then the secured party will first offer Licensor the opportunity to purchase such inventory at the lesser of the Permitted Sublicensee's cost and the lowest "qualified bid" therefor. For purposes of this Agreement, a "qualified bid" will be any bona fide, arm's length bid offered other than by a party (1) who Licensor would not approve as a purchaser hereunder, or (2) who is related to or affiliated with the Permitted Sublicensee (including, without limitation, the Affiliates listed on SCHEDULE
G). If Licensor does not exercise such option to purchase the inventory, the Permitted Sublicensee will obtain Licensor's written approval of such sale upon at least 15 Business Days' advance written notice to Licensor, it being understood that Licensor may grant or deny approval in its sole discretion and that if approval is denied, Licensor will be entitled to order the destruction or return of such Licensed Products upon the payment to the secured party by Licensor of the manufacturer's cost of such goods. If approval is granted by Licensor, the sale will be conditioned upon (1) the payment to Licensor of all Royalties due to Licensor on such sales, based on the terms of this Agreement, within 15 days from such sale (and any outstanding obligations owed to Licensor, if requested by Licensor, (2) the secured party's carrying of insurance of the type required of Licensee prior to consummating such sale, (3) Licensor's approval of said Licensed Products, (4) the manner of the sale (including, without limitation, Licensed Territory, method of distribution and license period) complies in all aspects of this Agreement; and (5) the secured party's agreement to indemnify Licensor and its Affiliates from all claims relating to such sale.

      (c) Licensee will require its sublicensees to inform Licensor promptly and in writing of any default by them under an agreement with a secured lender in which the Licensed Products are implicated.

9.4 OPERATION OF LICENSEE'S BUSINESS. During the Term, Licensee will not dissolve, liquidate or wind up its business.

9.5 COVENANTS OF LICENSOR. Licensor warrants, represents and covenants that:

      (a) Licensor has, and will continue to have, the legal right to enter into this Agreement and to assume the obligations hereunder and that there are no, and Licensor will not enter into during the term hereof, contracts, agreements or understandings with anyone which that in any way restrict or prevent it from performing its obligations under this Agreement.

      (b) During the term of this Agreement, Licensor will not market, sell or distribute, nor license any third party to market, sell or distribute, the Licensed Products to Permitted Channels of Trade in the Territory bearing the Licensed Marks, except as provided in this Agreement.

      (c) Licensor (i) is the sole and exclusive owner of and has good title to the Licensed Marks and has the full and sufficient right and authority to grant to Licensee the rights and privileges granted hereby and (ii) has not granted any option, right, privileges or license to any third parties that interfere or conflict with the rights and privileges granted to Licensee hereunder.

      (d) Except as set forth in Section 9.5(b) of SCHEDULE A hereto, to the knowledge of Licensor, no claims or actions have been asserted or are pending or threatened overtly in writing against Licensor or against any third party (i) based upon or challenging or seeking to expressly deny or restrict the use of any of the Licensed Marks, (ii) alleging expressly that any products manufactured or sold by Licensor infringe on any patent, trademark, copyright, or any other right of any third party or (iii) alleging expressly that the use of such Licensed Marks does or may infringe upon the rights of any third party.

      9.6 LICENSEE'S LIEN. (a) To secure its obligations under this Agreement, Licensor hereby grants to Licensee a security interest in all of Licensor's right, title and interest in and to the Licensed Marks and the dELiA*s Artwork, but subject to the terms and conditions of the dELiA*s License and the WFRF License (the "Lien"). Licensor agrees to execute and deliver all further instruments and documents, and to take all action, that may be necessary, or that Licensee may reasonably request, to perfect and protect the Lien granted hereby and to enable Licensee to exercise and enforce its rights with respect to the Lien.

      (b) The only event of default that will entitle Licensee to exercise any right or remedy in respect of the Lien will be a termination or rejection of the License or this Agreement in a bankruptcy proceeding of Licensor or any of its Affiliates (a "Security Interest Event of Default"). So long as no Security Interest Event of Default has occurred or is continuing, Licensor's exercise of all its rights with respect to the Licensed Marks and the dELiA*s Artwork shall not be restricted in any way by the Lien, except that Licensor may not pledge or grant any security interest or lien on the Licensed Marks or the dELiA*s Artwork (or any of them) in favor of any other person, firm or entity prior to Recoupment.

      (c) From and after the occurrence and during the continuance of a Security Interest Event of Default, Licensee will have all rights and remedies available to a secured party under the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York (the "UCC"), with respect to the Lien, including the right to sell or otherwise dispose of any of the Licensed Marks or dELiA*s Artwork in accordance with Section 9-610 of the UCC; provided, that in no event may Licensee cause the dELiA*s License or the WFRF License to be terminated. In addition, from and after the occurrence and during the continuance of a Security Interest Event of Default, Licensee will have the right, but will not be obligated, to bring suit, or to take such other action as it deems necessary or advisable, in the name of Licensor, to enforce or protect any of the Licensed Marks or dELiA*s

Artwork, in which event Licensor will, at the reasonable request of Licensee, take any lawful acts and execute such documents as may be required in connection therewith.

      (d) Upon Recoupment (whether in accordance with this Agreement or in connection with a bankruptcy proceeding), the Lien granted hereby will terminate and Licensee will execute and deliver such documents and instruments and take such further action, at Licensee's expense, as may be necessary, or as Licensor may reasonably request, to evidence the termination of the Lien granted hereby, including making any required notifications to the United States, and any applicable foreign, Patent and Trademark Offices.



                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 RELATIONSHIP OF PARTIES. The relationship between the Parties is only that of a licensor and licensee notwithstanding any joint activities set forth in this Agreement. Neither Party is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

10.2 GOVERNING LAW AND VENUE. This Agreement will be interpreted and enforced under the laws of the State of New York, without application of its conflicts or choice of law rules. Both Parties irrevocably submit to the jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York for any action or proceeding regarding this Agreement, and both parties waive any right to object to the jurisdiction or venue of the federal and state courts in the Borough of Manhattan, City of New York.

10.3 ASSIGNMENT. Except as otherwise provided herein, neither party may assign any of its rights in this Agreement to any person, firm or entity. The transfer or conveyance of all or any part of the membership or other equity interests in Licensee to any Identified Competitor will constitute a prohibited assignment of this Agreement. Except as provided in this Section, the transfer or conveyance of all the membership or other equity interests in any party hereto will not be restricted in any manner.

10.4 COUNTERPARTS. This Agreement may be executed in several counterparts that together will be originals and constitute one and the same instrument.

10.5 WAIVER. The failure of either Party to enforce any of its rights hereunder or at law will not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other Party, unless such waiver is in writing and signed by the Party to be charged.

10.6 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance or in any jurisdiction, is held invalid, illegal or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and in every other jurisdiction and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties will be enforceable to the fullest extent permitted by law.

10.7 ATTORNEY'S FEES. Licensor agrees to reimburse Licensee upon the submission by Licensee of supporting documentation and invoices for up to $50,000 in legal fees of Licensee in connection with the negotiation and execution of this Agreement and any related documents.

10.8 NOTICE. All notices, requests or other communications under this Agreement will be in writing, and will be sent to the designated representatives below, and will be deemed to have been duly given upon receipt if sent by facsimile (provided a hard copy is sent in one of the manners specified below), by overnight air courier service with next day delivery with written confirmation of delivery, or by first class, registered or certified mail, return receipt requested.

      To Licensor:                        To Licensee:

      dELiA*s Brand LLC                   JLP Daisy LLC
      c/o dELiA*s Corp.                   c/o Jubilee Limited Partnership
      435 Hudson Street                   1800 Moler Road
      New York, New York  10014           Columbus, Ohio  43207
      Attn: Stephen Kahn, CEO             Attn: Ben Kraner
      Fax:  (212) 590-6310                Fax:  (614) 443-2195

      With a copy to:                     With a copy to:

      dELiA*s Corp.                       JLP Daisy LLC
      435 Hudson Street                   c/o Jubilee Limited Partnership
      New York, New York 10014            Legal Department
      Attn: Edward Taffet                 1800 Moler Road
      Fax:  (212) 590-6310                Columbus, Ohio  43207
                                          Attn: Tod Friedman, Esq.
                                          Fax:  (614) 443-0972

      With a copy to:                     With a copy to:

      Proskauer Rose LLP                  Wachtel & Masyr LLP
      1585 Broadway                       110 East 59th Street
      New York, New York  10036-8299      New York, New York 10022
      Attn: Jeffrey A. Horwitz, Esq.      Attn: Michael Hassan, Esq.
      Fax:  (212) 969-2900                Fax:  (212) 909-9421

Each Party is required to notify the other Party in the above manner of any change of address.

10.9  TIME.  Time is of the essence as to each provision of this Agreement.

10.10 FURTHER ASSURANCES. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

10.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written. This Agreement will be modified or amended only by a writing signed by both Licensor and Licensee. In addition, the Brand Management Agreement may not be modified or amended without Licensor's prior written consent, which consent may be withheld, conditioned or delayed by Licensor in its sole discretion.

10.12 AUTHORITY. The Parties executing this Agreement on behalf of Licensor and Licensee represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

10.13 CAPTIONS. The captions of the Articles and Sections in this Agreement are for convenience only and will not be used to interpret the provisions of this Agreement.

10.14 NONSOLICITATION. During the term of this Agreement, and for a period of one year after the termination or expiration of this Agreement, neither Licensor nor Licensee will, either directly or indirectly, solicit, persuade, offer employment, or otherwise hire or retain the services of any of the other Party's employees or consultants, either for its own business or for the business of a third party, except for general solicitations/advertisements that are not specifically targeted at the other Party's employees or consultants.

10.15 SURVIVAL. Sections 2.2 and 2.4 and Articles 1, 3, 5, 7, 8, 9 and 10 will survive the expiration or termination of this Agreement.

10.16 JOINT PARTICIPATION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.17 PUBLIC ANNOUNCEMENTS. Neither party will generate its own press releases or general publicity of any kind relating to this Agreement, the Licensed Marks, or the Licensed Goods, including, without limitation, through interviews, public statements, oral statements, electronic statements, written submission or other media outlets, without first requesting and obtaining the other party's prior written approval. The requesting party will aid the other party in deciding whether to grant such approval, including by providing the other party information or material related to the press release or publicity upon such party's request.

10.18 STANDARDS FOR CONSENTS. Except as specifically provided herein to the contrary, no consent or approval required under this Agreement will be unreasonably withheld, conditioned or delayed. Every proposed use of any Licensed Mark submitted to Licensor for its approval must be approved or rejected by Licensor within 10 days of such submittal or such use will be deemed approved. Any rejection of any proposed use of a Licensed Mark must state in reasonable detail the basis for such rejection. All disputes regarding the reasonableness of any party's determination to withhold consent or approval hereunder shall be subject to review pursuant to Section 10.19.

10.19 DETERMINATION OF REASONABLENESS. (a) If the Parties dispute the reasonableness of any action taken or approval or consent given or withheld by either Party under any provision of this Agreement where a standard of reasonableness is required, the Parties will use their commercially reasonable best efforts to resolve the dispute on an informal basis through negotiations between the Chief Executive Officers of each Party. The Chief Executive Officers will have a period of 5 working days in which to attempt to resolve the dispute, unless otherwise agreed to by the Parties. The allotted time for the first level negotiation will begin on the date of receipt of a notice invoking this Section 10.19(a). In the event that the parties cannot resolve this dispute through negotiation, the parties agree that the dispute may be submitted to final and binding arbitration before the American Arbitration Association (the "AAA") or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process by filing a written demand for arbitration with the AAA, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of AAA's Commercial Arbitration Rules (Expedited Procedures) in effect at the time of filing of the demand for arbitration. The parties will cooperate with AAA and with one another in selecting a sole arbitrator who is independent of the parties from AAA's panel of neutrals, and in scheduling the arbitration proceedings. The arbitrator will be an attorney at law with at least 15 years in practice, who is a partner of a major law firm, and with experience in trademark licensing. If the parties fail to perform their obligations in the selection of the independent arbitrator, either party may request AAA to appoint the arbitrator in accordance with the provisions of the applicable AAA's arbitration rules. The parties agree to make written submissions to the arbitrator within 10 days after the arbitrator is selected. The arbitrator's authority will be limited expressly to determining the disputed item presented to the arbitrator and whether the costs of the arbitration are to be shared equally by the parties, allocated all to one or otherwise shared between them, and the arbitrator will have no power or authority of any kind to determine, or to make any recommendation regarding, any other matter (including, without limitation, the scope of or any right to terminate the License). The arbitrator will render his or her determination within 10 days after such submissions and such hearings as the arbitrator will determine to hold. The arbitrator will render the determination in a signed written arbitration award. The place of arbitration will be such place as the parties will agree, or if they fail to agree within 10 days, in New York City at a neutral location (i.e., the arbitrator's office). The parties covenant that they will participate in the arbitration in good faith. All determinations by the arbitrator will be final and nonappealable. The provisions of this paragraph may be enforced by any court of competent jurisdiction.

      (b) Notwithstanding the foregoing, if there is a dispute as to whether any failure by Licensor to provide its approval in connection with Section 4.2(a),
(b) or (c) was reasonable, the Parties will use their commercially reasonable best efforts to resolve the dispute on an informal basis through negotiations between the Chief Executive Officers of each Party. The Chief Executive Officers will have a period of 5 working days in which to attempt to resolve the dispute, unless otherwise agreed to by the Parties. The allotted time for the first level negotiation will begin on the date of receipt of a notice invoking this Section 10.19(b). In the event that the parties cannot resolve this dispute through negotiation, the parties agree that the dispute may be submitted to final and binding arbitration before a sole arbitrator who is independent of the parties. The parties agree that the arbitrator will be selected from the list attached as SCHEDULE H in the order of availability as indicated. The parties agree to make written submissions to the arbitrator within 10 days after the arbitrator is selected. The arbitrator's authority will be limited expressly to determining the disputed item presented to the arbitrator and whether the costs of the arbitration are to be shared equally by the parties, allocated all to one or otherwise shared between them, and the arbitrator will have no power or authority of any kind to determine, or to make any recommendation regarding, any other matter (including, without limitation, the scope of or any right to terminate the License). The arbitrator will render his or her determination within 10 days after such submissions and such hearings as the arbitrator will determine to hold. The arbitrator will render the determination in a signed written arbitration award. The place of arbitration will be such place as the parties will agree, or if they fail to agree within 10 days, in New York City at a neutral location (i.e., the arbitrator's office). The parties covenant that they will participate in the arbitration in good faith. All determinations by the arbitrator will be final and nonappealable. The provisions of this paragraph may be enforced by any court of competent jurisdiction.

10.20 CONFLICTS. In the event of any conflict between any provision of this Agreement and any sublicense agreement or customer agreement entered pursuant to this Agreement, the parties acknowledge and agree that the terms of this Agreement shall prevail. Furthermore, the parties agree and acknowledge that nothing contained in the Pre-Approved Form or the Pre-Approved Customer Agreement is intended to modify, change, amend or alter any of the rights, restrictions, obligations or other provisions contained in this Agreement.

IN WITNESS WHEREOF, the parties have, through their duly authorized representatives, executed this Agreement on the Effective Date.

LICENSOR:                                LICENSEE:
dELiA*s BRAND LLC                        JLP Daisy LLC

By: dELiA*s CORP., Sole Member           By: JLP Daisy II LLC, Sole Member

   By: /s/ Stephen I. Kahn               By: /s/ Benton Kraner
       -------------------                   -------------------
   Name:   Stephen I. Kahn               Name:  Benton Kraner
   Title:  Chairman and Chief            Title: Treasurer
           Executive Officer